                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form S-8 of HotJobs.com, Ltd. of our reports dated March 15, 1999 (except as to notes 2(a), 6, 11 and 13(c) which are as of June 18, 1999) relating to the balance sheets as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the period from February 20, 1997 (inception) to December 31, 1997, and for the year ended December 31, 1998, and the related financial statement schedule, which reports are included in the registration statement (No. 333-80367) on Form S-1 dated August 10, 1999.

                                                      /s/  KPMG LLP
                                                     ---------------
                                                          KPMG LLP
New York, New York
September 2, 1999